Exhibit 99.1

FOR IMMEDIATE RELEASE                                April 19, 2004
---------------------

For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

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                            MAVERICK TUBE CORPORATION
                      Reports Record First Quarter Results
--------------------------------------------------------------------------------

     St. Louis, April 19, 2004 ---- Maverick Tube Corporation (NYSE:MVK) announced today its results for the quarter ended March 31, 2004. The Company reported first quarter net income of $28.7 million, or $0.68 per share, compared to net income in the same quarter last year of $242,000, or $0.01 per share. Net sales were $311.3 million for the quarter ended March 31, 2004, up from net sales of $219.4 million for first quarter of 2003.

     The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities" and recorded a $1.6 million (net of $1.0 million in taxes) non-cash cumulative charge to recognize the prior losses of Pennsylvania Cold Drawn, LLC (PCD), which reduced net income by $0.04 per diluted share. PCD purchased the assets of the Drawn over Mandrel (DOM) Tubular Business pursuant to an asset purchase agreement dated March 31, 2002. Excluding the cumulative effect adjustment, the Company would have reported net income of $30.3 million, or $0.72 per diluted share for the first quarter of 2004, compared to net income of $242,000, or $0.01 per diluted share for the comparable period of last year.

     Total tons of the Company's U.S. energy related products shipped during the first quarter increased to 163,846 tons, up 32%, compared to the first quarter of 2003. This increase was primarily due to a 24% increase in drilling rates in the U.S. during the quarter compared to the first quarter of 2003, with a 29% increase in gas related drilling and a 4% increase in oil related drilling. Energy shipments in Canada decreased 6%, down to 96,598 tons, during the first quarter over last year's rate, with drilling levels increasing 7% from the first quarter of last year. First quarter shipments of the Company's industrial products increased to 118,847 tons, or 19%, compared to the first quarter of 2003, primarily attributable to improved industry conditions.

     Gregg Eisenberg, President and CEO said, "The rig count moved ahead 24% in the U.S. and 7% in Canada compared to the comparable quarter of last year. However, imports into the U.S. were up 72% from a year ago and 6% from last quarter. Inventory held by distributors and end users increased approximately 57,000 tons as compared to a 38,000 ton decrease in the first quarter of last year. As a result, domestic OCTG shipments in the U.S. were up 18% and 22% from the first quarter of last year and from last quarter, respectively. In comparison, Maverick's domestic shipments of OCTG products in the U.S. increased by 37% from the year ago quarter and by 21% from last quarter. In Canada, domestic shipments of OCTG products increased 28% from last year's quarter and 7% from the last quarter. In comparison, Maverick's shipments of OCTG products in Canada decreased by 2% from the year ago quarter and 3% from last quarter."

     Eisenberg went on to say, "I was pleased with our results during the quarter, a record profit quarter for Maverick. We were faced with sharply higher replacement costs from our steel suppliers, and have had good success in passing these increases onto our customers. The quarter benefited from the lower priced inventory we had available, which coupled with higher selling prices, yielded higher than normal margins. All segments of Maverick's business performed well during the quarter. We remain optimistic that these positive financial results will continue in the coming quarters."

     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003. - Table attached -

                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                   For the First Quarter Ended March 31, 2004
        (In thousands, except rig count, tons shipped and per share data)
                                   (Unaudited)


                                                             First Quarter Ended March 31,
                                                              2004                 2003
                                                        ------------------ ---------------------

Average U.S. Rig Count                                              1,118                   901
Average Canadian Rig Count                                            528                   494

Tons shipped                                                      379,291               326,671

Net sales                                                        $311,298              $219,438
Cost of goods sold                                                240,758               204,529
                                                        ------------------ ---------------------
Gross profit                                                       70,540                14,909
Selling, general and administrative                                19,641                12,313
                                                        ------------------ ---------------------
Income from operations                                             50,899                 2,596
Interest expense                                                    2,618                 2,235
                                                        ------------------ ---------------------
 Income from continuing operations before income
  taxes and accounting change                                      48,281                   361
Provision for income taxes                                         17,956                   119
                                                        ------------------ ---------------------
 Income before cumulative effect of a change in
  accounting principle                                             30,325                   242
 Cumulative effect of accounting
   change (1)                                                     (1,584)                     -
                                                        ------------------ ---------------------
Net income                                                        $28,741                  $242
                                                        ================== =====================
Diluted earnings per share from continuing operations
                                                                    $0.72                 $0.01
                                                        ================== =====================
Diluted earnings per share                                          $0.68                 $0.01
                                                        ================== =====================
 Average shares deemed outstanding                             42,357,316            41,560,671
                                                        ================== =====================

Other Data:
Depreciation and amortization                                      $6,276                $5,375
Capital expenditures                                                5,572                 2,692

Balance Sheet Data:
(End of period)
Working capital                                                  $284,706              $197,614
Goodwill & intangibles (2)                                        121,093               109,117
Total assets                                                      736,727               614,039
Current maturities of long-term debt                                3,488                 2,977
Long-term revolving credit facility                                50,000               130,116
Convertible debt                                                  120,000                     -
 Other long-term debt (less current maturities)                     3,371                 7,274
Stockholders' equity                                              416,970               352,919


(1) The Company adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" on March 31, 2004 and consolidated PCD in the Company's balance sheet for the first time. The factors that distinguish PCD from our other wholly-owned subsidiaries included in our consolidated financial statements are: (1) PCD's assets were acquired with the Company's financial support, (2) the assets sold to PCD remain legally isolated and are restricted and (3) the liabilities of PCD are not our legal obligations, but will be repaid with cash flows generated from the assets. The Company recorded a $1.6 million (net of $1.0 million in taxes) non-cash cumulative charge to recognize the prior losses of PCD. The operating results of PCD will be included in the income statement starting April 1, 2004.

(2) On February 28, 2003, the Company acquired SeaCAT Corporation. The results of SeaCAT's operations have been included in the consolidated financial statements since that date. SeaCAT is a supplier of specialized coiled tubing products for use in umbilicals that are used to control and service sub-sea oil and gas production facilities. The aggregate purchase price for SeaCAT was $21.1 million, consisting of $4.0 million cash, a $5.0 million subordinated note and 733,676 shares of Maverick common stock valued at $12.1 million. The value of the 733,676 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition.

     As of December 31, 2003, the purchase price could be increased by up to an additional $500,000 if SeaCAT achieves certain performance targets through 2005. The cost to acquire SeaCAT has been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The final allocation resulted in acquired goodwill of $10.2 million and other intangibles of $8.1 million.


4/19/04